QUALITY SYSTEMS
                                                     Moderator: Louis Silverman.
                                                             11-03-05/3:30 pm CT
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Exhibit 99.1

                                 QUALITY SYSTEMS

                           Moderator: Louis Silverman
                                November 3, 2005
                                   3:30 pm CT

Operator:         Good afternoon. My name is (Christy) and I will be your
                  conference facilitator today. At this time I would like to welcome everyone to the second quarter, fiscal 2006 earnings results conference call. All lines have been placed on mute to prevent any background noise.

                  After the speaker's remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

                  Thank you. Mr. Silverman, you may begin your conference.

Louis Silverman:  Thank you (Christy) and welcome everyone to Quality Systems'
                  fiscal 2006 second quarter conference call. Paul Holt, our CFO, Greg Flynn, our Executive Vice President and General Manager of the QSI division, and Patrick Cline, President of our NextGen Health Care Information Systems Division, will once again join me on this afternoon's call.

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                                                     Moderator: Louis Silverman.
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                  Please note that the comments made on this call may include statements that are forward looking within the meaning of the securities laws, including without limitations statements related to anticipated industry trends, the company's plans, products, and strategies, projected operating results, capital initiatives, and the implementation and potential impact of legal, regulatory, and accounting requirements.

                  Actual events or results may differ materially from our expectations and projections, and you should refer to our SEC filings, including our forms 8K, 10K, and 10Q for discussions of the risk factors, management discussion and analysis and other information that could impact our actual performance. We undertake no obligation to update any projections or forward looking statements in the future and also please continue to note that the company's past performance is not necessarily indicative of future performance.

                  I'll now provide summary qualitative and quantitative comments on the quarter, and Paul, Greg, and Pat will follow with additional details.

                  For the quarter the company set new revenue and earnings per share records. In the September quarter revenue totaled $29.5 million, up approximately 39% over the prior year. Fully diluted earnings per share at 43 cents exceeded prior earnings of 28 cents per share by 54%.

                  The quarter's top line results were driven by a record revenue at the NextGen Division. The $25.5 million in revenue attained by the division for the quarter represents a 48% year over year increase. The QSI Division's $4 million in quarterly revenue is about even with prior year performance.

                  Company profitability for the quarter was positively impacted by both divisions. The NextGen Division reported operating income of $9.9 million, a


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                  62% increase over prior year, while the QSI Division's
                  reported operating income increased $160,000 on a year-over-year basis.

                  Also impacting overall company profitability was a nearly $300,000 year-over-year increase in interest income and a $900,000 year-over-year increase in corporate office expense levels. Note that approximately half of the year-over-year increase of corporate spending levels was driven by the contested proxy situation. More on that topic in a few minutes.

                  EDI revenue for the quarter came in at $3.2 million; up 23% over the prior year, though less than I would have liked to have seen. EDI grew 48% on a year-over-year basis at the NextGen Division and declined 6% on a year-over-year basis at the QSI Division. I'll once again remind listeners that EDI revenue is reported as part of divisional revenue totals each quarter in each division.

                  Cash and cash equivalents were at $63.1 million at quarter end, up from $57.5 million last quarter.

                  Full time employee head count at quarter end was 455, up from 417 in the prior quarter, and 358 in the prior year. Taking revenue for the quarter, the 455 employees that we had at quarter end generated annualized revenue per full time employee of $260,000, which is at the higher end of our historical range.

                  A few items concerning our recent annual shareholder's meeting and proxy contest:

                  On September 21st, 2005 the company held its annual shareholder meeting. As many of you know, two of the four items to be voted on by the


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                  shareholders were the subject of a contesting proxy filing from shareholder and director Ahmed Hussein.

                  On October 11th, the company announced the certified results received from the independent inspector of elections, which confirmed the election of directors Patrick Cline, Maury DeWald, Vince Love, Sheldon Razin, and myself from the company's slate and the election of Ahmed Hussein and Ibrahim Fawzy from the Hussein slate.

                  In addition, the proposed 2005 Stock Option and Incentive plan was approved by shareholders, as was the expansion in the number of authorized shares from 20 million to 50 million. Grant Thornton was ratified as the company's auditors.

                  On October 26th, the company and those individual directors elected to the board from the company slate were informed that they were being sued by Mr. Hussein over the election results certified by the independent inspector of election. The complaint alleges that the results from the independent inspector of election included certain proxies that should not have been included in the final vote tabulation. The independent inspector certified the aforementioned results after hearing Mr. Hussein's claim concerning the matter.

                  Attorneys representing the company as well as the individual main directors are currently preparing for upcoming hearings. As indicated in our 8K filings, the company believes that Mr. Hussein's claims lack merit, and the results certified by the independent inspector of elections are conclusive of this matter. The company intends to defend itself vigorously.

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                  Current and prospective shareholders should know that the
                  company will continue to incur incremental expense as a result of Mr. Hussein's filed complaint and may incur additional expense based on Mr. Hussein's future actions, if any. It remains premature to speculate on the entirety of Mr. Hussein's actions or the magnitude of the expense to be incurred by the company.

                  I am extremely appreciative of our operating team's continued focus on the fundamentals of our business throughout the aforementioned processes.

                  The status of our ongoing acquisition evaluation process continues unchanged from prior calls.

                  During the quarter the company participated in the UBS and Sidoti conferences and held meetings with current and prospective investors in Houston, New York City, Philadelphia, Delaware, New Jersey, Boston, San Francisco, and San Diego.

                  I'm pleased to announce that for the fifth consecutive year QSI was named to the Forbes Magazine 200 best small companies list. This year we came in at number 11, up from number 32 in the prior year.

                  In closing my prepared comments for this afternoon's call, it's once again my pleasure to point out that the performance of the company for the quarter has exceeded our internal expectations and I'd once again like to thank each and every individual on our team for their leadership and performance during this quarter and beyond.

                  I also want to clearly point out again to current and/or prospective analysts and investors that while we're pleased with the company's performance


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                  during the quarter, there are absolutely no guarantees that the company or either of its divisions will exceed or even sustain their level of performance in future periods. It's possible that our performance will encourage investors or analysts to set new short, medium, or long-term expectations for the company. And in response to this possibility, please continue to note that we do not give out financial guidance to the investment community, and we do not comment on the guidance advanced by members of the financial community.

                  I'll now turn over the call to Paul Holt, our CFO.

Paul Holt:        Thanks Lou, and hello everyone. The September 2005 quarter reflected continued growth in our systems, sales, maintenance, and other revenue. Increases in sales of licenses to existing customers contributed to our consolidated systems sales number rising to $16.7 million this quarter, an increase of 44% compared to $11.6 million the prior year. License revenue from existing customers totaled approximately $2.3 million this quarter, that compares to $.9 million a year ago.

                  Maintenance and other revenue rose 34% to $12.9 million compared to $9.6 million in the prior year quarter. Our consolidated gross profit margin this quarter came in at a record 67.5%, up from 62.6% a year ago. The increase in our gross margin over last year is due to several factors; the largest two being a relatively lower amount of hardware and third party software and payroll expenses as a percentage of revenue compared to last year.

                  As I've often mentioned in numerous prior calls, our hardware and third party software included in systems sales varies from quarter to quarter depending upon the needs of customers. The inclusion of hardware and third party software in our sales arrangements is typically at the request of our customers and is not a priority focus for us. Also, despite making significant

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                  investments in our implementation, training, and support
                  areas, our revenues grew at a faster rate, resulting in a benefit to our gross margin this year compared to last year.

                  Our total SG&A expense increased by approximately $3.5 million to $8.9 million this quarter, that compares to $5.4 million a year ago. $2.5 million of the increase was from the NextGen Division and consisted of increases of selling and administrative salaries and related benefits, sales commissions, travel expenses, and other general and administrative expenses. The balance of the increase was related to corporate expenses, including professional services, salaries, and related benefits.

                  Included in this quarter's corporate expense was approximately half a million dollars in costs related to the company's recent contested proxy election. SG&A expense as a percentage of revenue this quarter increased to 30.2%, compared to 25.5% in the prior, primarily due to the increases in SG&A expenses that I've just discussed.

                  The company's effective income tax rate was slightly lower this quarter at 39%, compared to 40.3% a year ago. The primary cause for the lower rate this quarter was a relatively higher benefit related to R&D tax credits, as well as a new deduction, which went into effect this year called the Domestic Manufacturer's Production Deduction.

                  In terms of our divisional performance, our NextGen Division again recorded a record software license and implementation revenues, resulting in 46% year over year growth in system sales in the division. System sales in the NextGen Division rose to $16.1 million this quarter, compared to $11 million a year ago. Continued growth of Next Gen's base of installed users drove maintenance and other revenue in that division 49% higher than last year at

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                  $9.4 million, versus $6.3 million last year. Operating income in the NextGen Division was up 62% to $9,853,000, compared to $6,064,000 a year ago.

                  Our QSI Dental Division reported a year-over-year revenue increase of 2%, reporting revenue of $4,018,000, compared to $3,955,000 last year. Operating income for this division was $1,303,000.

                  Moving on to our balance sheet, our cash increased by approximately $5.6 million this quarter to $63.1 million, or $4.79 per share. That compares to $57.5 million or $4.38 at the end of the prior quarter.

                  Last quarter we mentioned that we intended to focus on our DSOs, and this quarter we did succeed in keeping our DSOs close to last quarter at 126 days versus 124 days last quarter. We intend to continue to focus on driving our DSOs lower over the next several quarters.

                  Our DSO by division this quarter was 80 days for the QSI Division and 133 for the NextGen Division. Our deferred maintenance and services revenue now stands at $30.1 million, an increase of $2.4 million compared to last quarter and $9.2 million compared to a year ago. Again, the primary driver of the growth in deferred revenue has been our deferred implementation and training services in the NextGen Division.

                  And for those of you who are tracking this, our non-cash expenses for the quarter break down as follows: $598,000 in total amortization expense; that's $48,000 for QSI and $550,000 for NextGen and $317,000 in depreciation expense; that's $40,000 for QSI, $277,000 for NextGen.

                  Deferred stock option compensation expense, which is a non-cash expense is $108,000. And our investing activities for the quarter were as follows:

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                  capitalized software, $792,000: $16,000 for the QSI Division and $776,000 for NextGen. Fixed assets, $481,000, that's $107,000 for QSI and $374,000 for NextGen.

                  I want to thank you all for being on this call and for your continued interest in our company and I'll now turn things over to Greg Flynn.

Greg Flynn:       Thank you Paul, and I'd like to as well thank all of you for your interest in our company. The QSI Division numbers have been reviewed by Lou and Paul already, so I won't belabor that. As I do consistently point out, I would like to note the continued growth in the Next Gen, EDI business. As you know
                  QSI Division staff are instrumental in facilitating this business.

                  Anticipating a question, I don't see the QSI Division quarter noteworthy from any perspective of significant new trends.

                  Briefly, on the software development side, as I always report, the quarter saw us continue our integration and interface efforts with a number of products related to our CPS dental records package, from new phosphorous X-ray development technology to expanded X-ray interface offerings. We also continue to bring more information chairside to our dental practitioners through the CPS package. For example, the CPS package now enables notification if a chairside patient has reached their maximum insurance benefits coverage. This alerts the dentist regarding work that may be performed without insurance payment coverage. As I've stated before, the clear direction of dentistry is to combine clinical and financial information at the point of care, chairside, to be reviewed and utilized directly between the practitioner and patient.

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                  As always, I'll comment on our sales staffing and pipeline.
                  Our sales staffing remains unchanged from last quarter, and our pipeline is approximately $3.5 million. Our pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

                  Now I'll turn the call over to Pat Cline, our President of the NextGen Division. It's superfluous of me to say, "Great quarter, Pat." But I'll do it nonetheless.

Patrick Cline:    Thanks Greg. In the first quarter NextGen executed over 100 customer agreements. About 90 of those were with new customers, which is another record by far. Our sales force now numbers 38 people, which is a reduction of one person since the last call. And our pipeline is steady at $55 million.

                  To answer an anticipated question, it is still our goal to grow the sales force over time, as well as growing our implementation staff and customer service staff. The company continues to fare well against our competition and the market for our products remains strong.

                  We continue to add headcount in all areas of the company. We're working on a number of new and exciting programs and tools targeted to scaling delivery and service capacity. And in closing, I'd like to thank NextGen's loyal employees for their continued contribution to our success. And thanks again to our customers for their confidence, and thanks again to everyone on this call for your support. Operator, we're ready for questions.

Operator:         At this time I would like to remind everyone if you would like to ask a question, please press star, then the number one on your telephone keypad. Your first question comes from the line of Sean Wieland.

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Sean Wieland:     Hey guys, great quarter. First question is on the sales force front. You know, yeah, and is the goal still to grow the sales force at 30% per year and what are the barriers to doing so?

Patrick Cline:    The goal is to continue to aggressively grow the sales force, as I mentioned, as we grow the other areas of the company - our implementation and training staff and the support staff.
                  The barrier, Sean, is finding, training, and retaining great people. In the quarter that just past, we did have a reduction. It was a net reduction of one, although three or four people turned over. Typically where we have turnover in the sales force its turnover that we caused, though not always. And as you might imagine, from time to time it becomes necessary to weed out non-performers from the sales force as we recruit good talent. So, yes, it's just one of those facts of business life. Sometimes you don't reach your goal of expansion in an area or two, but it remains a goal nevertheless.

Sean Wieland:     Is there a period of time that it's more difficult to hire sales people, like maybe at the end of the calendar year because of quotas or so on? Are we facing a seasonally tough time of year to hire sales people, or easier time of year do you think, or is there no difference?

Patrick Cline:    I haven't noticed a difference. I think it's a very good
                  question, and unfortunately I don't have a very good answer. I think certainly with respect to some competitors who may backend load bonuses as opposed to paying out as their reps reach quota through the year you may have some sales reps hanging on at competitors, if that's your recruiting ground, to earn their bonus or be paid their bonuses. But I haven't noticed any trend.

Sean Wieland:     Okay. My second question has to do with the $500,000 of
                  expenses on the proxy fight. Now that this lawsuit is filed, should we expect a similar fee in

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                  defense and are you going to assume the expenses for the legal defense of all of the board members?

Louis Silverman:  Sean, it's Lou. As you know very well, we don't give guidance on any part of our numbers and this is included in that policy. I did say in my comments that it is fair to project some additional level of expense, but in fact it would even be premature to project, if we wanted to project, what they would be.

Sean Wieland:     Okay. And are you going to assume legal expenses, though, for the board members or are they on their own?

Louis Silverman:  I've said what I'm going to say about the lawsuit.

Sean Wieland:     Okay.

Louis Silverman:  And I would respectfully ask folks to respect that position.

Sean Wieland:     All right, you can't blame us for trying, but fantastic
                  quarter. Thank you very much.

Louis Silverman:  Thanks Sean.

Operator:         Our next question comes from the line of George Hill.

George Hill:      Hey Lou. Quick question, now that the annual vote has come and gone and the company has increased the stock, I guess availability authorization, as you think about acquisitions, can you talk about the company's likelihood of using cash versus stock?

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Louis Silverman:  I would say that we are comfortable keeping all of our options open. And if, as, and when we have an outstanding acquisition candidate to bring to the table, we will work collaboratively with that candidate and our board to try to figure out a deal structure that is appropriate for the company, the shareholders, and our long-term objectives. I don't think there's a magic recipe or cookie-cutter approach that we would take. No black or white answer to that George.

George Hill:      Okay. And can you also, I think it was (Pat), mentioned that you guys are working on tools to scale development and service. Can you provide a little more color on what you're planning to do and how that will help the company?

Patrick Cline:    I don't want to provide too much color on that until we're ready to roll things out, but essentially we're developing tools and programs that allow us to leverage our existing expert staff across more customers. Things like web-based training, live webcasts, classroom training, computer-based training, different project management techniques, not to replace what we're doing currently, which is sort of a high touch, top notch service, as has been our goal, but to augment our traditional approach.

George Hill:      Okay. I'll say two more quick questions. Are you seeing
                  anybody new showing up in the competitive environment?

Patrick Cline:    No, the competitive environment is unchanged, both on the EMR side and on the practice management side. We've got the top two or three or four companies that we compete with in each of those spaces. It differs from space to space, and then a bunch of smaller companies that bite at the ankle, so to speak.

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George Hill:      Okay, and I'll say, any material impact from the Siemen's
                  agreement this quarter?

Patrick Cline:    I don't think we're giving out guidance on the Siemen's
                  situation as far as the quarter-to-quarter guidance, but I will tell you that the Siemen's relationship is something that we're optimistic about, we're happy about, and it's going well.

Louis Silverman:  Okay, just to reiterate, this is Lou, we have stated on many prior calls that we will not be putting up a monthly scoreboard on the Siemen's agreement.

George Hill:      Okay. All right, thank you.

Patrick Cline:    Thank you.

Operator:         Your next question comes from the line of Gene Mannheimer.

Gene Mannheimer:  Good afternoon. Congrats on another great quarter.

Louis Silverman:  Thanks Gene.

Gene Mannheimer:  You mentioned you added some new hires and the quarter looks somewhere in the neighborhood of 40 people. Could you just characterize where those hires were?

Patrick Cline:    This is (Pat). I don't have a breakdown for you that is number by number, person by person, but we are hiring in all areas of the company. That is training and implementation, technical services, software development. It's important to us and important to our customers that we keep the software state of the art. And it's important to our customers and important to us that we

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                  render, as I mentioned, top quality service. So across all areas of the company we're growing.

Louis Silverman:  And that's been the case back over many quarters, Gene, as we've added headcount. It's been fairly well distributed.

Gene Mannheimer:  Great, thank you. And could you, if possible, break out the contracts by maybe the size of the practice, zero to ten docs, ten to 100, 100+.

Patrick Cline:    You know I don't have that information in front of me,
                  unfortunately. I will tell you more subjectively there wasn't a big change quarter-to-quarter or over the last few quarters in the mix. You know that we have increased or expanded our focus on the smaller practice over the last year or so. And our initiatives within the smaller practices I would characterize as going well. But no real shift in trends.

Gene Mannheimer:  Okay, and last question on Next Gen. The breakout, perhaps, of new sales into practice management versus NextGen EMR versus a combination of the two?

Patrick Cline:    At the risk of sounding like a broken record. It's very much the same as it has been over many, many quarters. About two-thirds of the customers are buying both products, and the remaining third of the customers is a pretty even split.

Gene Mannheimer:  Thank you. And last question is for Greg. You mentioned the
                  QSI pipeline about $3.5 million, is that unchanged over the last quarter?

Greg Flynn:       It's down by approximately $400,000.

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Gene Mannheimer:  Okay, thank you.

Operator:         Again, if you would like to ask a question, please push star, one on your telephone keypad. Your next question comes from the line of Josh Stewart.

Josh Stewart:     Hi guys. My question is, today I saw a press release from
                  Medicare saying that they were reducing, on average physician rates for next year. I was wondering if you had seen that and if you have any comment I guess on how that effects your business. Are your customers pretty sensitive to Medicare rate increases or decreases?

Patrick Cline:    Our customers are sensitive to Medicare rate increases or
                  decreases. I hadn't seen the press release, but I believe that decreases in Medicare rates are all the more reason for physicians to spend on IT that provides a return on their investment.

                  In other words, if your reimbursement goes down, you can combat that a number of ways. One is by increasing the percentage of the money that you collect, writing off less to bad debt and those kinds of things. Making your office more efficient, streamlining things, cutting expenses through the use of sophisticated IT as opposed to paying more labor costs.

                  So we like to turn that around and we view that as a positive. And I think most of the kinds of practices that tend to buy a product like Next Gen, which is a very sophisticated, robust system, look at those things as well.

Josh Stewart:     Okay. And do you know the history well enough? I mean, was this year an up year in Medicare rates or how has the physician Medicare rate trend been over the past couple years?

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Patrick Cline:    I don't know the answer to that question, though I'll confess that I have not heard in a long, long time of an increase in Medicare rates.

Josh Stewart:     Okay, all right. Well I guess I'm kind of reading that you're not too focused on that because a lot of the companies that I look at, if it's really important then, you know, they would know the answer to that. So to you it probably is not that important. It's more the need for an EMR kind of trumps the need for better Medicare rates I guess.

Patrick Cline:    I would agree with that statement.

Josh Stewart:     Okay. All right, thanks guys.

Operator:         Your next question comes from the line of George Hill.

George Hill:      Hey, if you guys are going to stay on the call I'll keep
                  asking away. First question, is there any region of the country in which you guys are doing particularly well? It's just I've read, for an example, in California Sutter is mandating that Epic make their backend compatible with you guys and AllScripts. So I'm wondering if you're having any regional strength.

Patrick Cline:    We are doing very well in California, though we don't see any area of the country that's I would say down. Interest is up across the board and all of our regions are doing well. In
                  California over the last 12 months I'm going to venture to guess that we've probably executed agreements covering somewhere between 3000 and 4000 providers.

                  So there is a lot of interest in the west. The west is a terrific region for us. But, again, the interest in the products is broad based.

                                                                 QUALITY SYSTEMS
                                                     Moderator: Louis Silverman.
                                                             11-03-05/3:30 pm CT
                                                           Confirmation #2047523
                                                                         Page 18

George Hill:      And my last question will be given all the initiatives going on in the payer side of the business with pay for performance and consumer directed healthcare, is the company doing anything to work with payers to maybe set up some type of preferred vendor status as payers try to, you know...

Patrick Cline:    We have a number of full time people in the company who are focused on those kinds of things. And you might know that we participate in many of the pay for performance pilots and initiatives. As you know, pay for performance is quite a driver for the interest in electronic medical records systems, as is the government push and the push for quality on the part of employers and the technology itself and a number of other things.

                  But, yes, to answer the question directly, we're quite focused on pay for performance initiatives.

George Hill:      Excellent. Thank you.

Operator:         At this time there are no further questions.

Louis Silverman:  Thank you operator, and we'd like to thank everyone on the call for their interest and participation and we hope to see you in a few months. Thank you.

Operator:         This concludes today's conference call. You may now
                  disconnect.

                                       END